Exhibit 99.11

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 Tel: +1 212 698 3500 Fax: +1 212 698 3599 www.dechert.com

October 2, 2023 Morgan Stanley ETF Trust 522 Fifth Avenue New York, New York 10036

Re:	Opinion of Counsel regarding the Registration Statement filed on Form N-14 under the Securities Act of 1933

Dear Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing of the Trust's registration statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), relating to the proposed issuance by the Trust of shares of the series of the Trust identified below as acquiring funds (each, an “Acquiring Fund”) pursuant to the respective Agreement and Plan of Reorganization (each, a “Reorganization Agreement”), to be executed by and between the Trust, on behalf of each Acquiring Fund, and Morgan Stanley Institutional Fund Trust, a Pennsylvania business trust, on behalf of the corresponding acquired fund identified below (each, an “Acquired Fund”), pursuant to which substantially all of the assets of an Acquired Fund will be transferred to its corresponding Acquiring Fund in exchange for the shares of the Acquiring Fund and assumption of the Acquired Fund’s stated liabilities by the Acquiring Fund as contemplated therein. This opinion letter is being furnished to the Trust in accordance with the requirements of Item 16 of Form N-14 under the 1933 Act, and no opinion is expressed herein as to any matter other than as to the legality of the shares of each Acquiring Fund to be registered pursuant to the Registration Statement.

Acquired Fund	Acquiring Fund
Core Plus Fixed Income Portfolio	Eaton Vance Total Return Bond ETF
Short Duration Municipal Income Portfolio	Eaton Vance Short Duration Municipal Income ETF

This opinion is limited to the Delaware Statutory Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

Morgan Stanley ETF Trust October 2, 2023 Page 2

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments and such agreements, certificates and receipts of public officials, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	a form of each Reorganization Agreement;

(iii)	the Trust’s Amended and Restated Declaration of Trust;

(iv)	the Trust’s Amended and Restated By-Laws;

(v)	a certificate of good standing relating to the Trust dated October 2, 2023, issued by the Delaware Secretary of State; and

(vi)	such other Trust records, certificates, resolutions and documents that we have deemed relevant in order to render the opinion expressed herein.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Morgan Stanley ETF Trust October 2, 2023 Page 3

Based upon the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the issuance of shares of each Acquiring Fund to be registered pursuant to the Registration Statement (“Acquiring Fund Shares”) has been duly authorized, and when such Acquiring Fund Shares are issued and delivered by the Trust as contemplated by the Registration Statement and each Reorganization Agreement against payment of the consideration therein described, such Acquiring Fund Shares will be validly issued and, subject to the qualifications set forth in the Trust's Amended and Restated Declaration of Trust, fully paid and non-assessable beneficial interests in such Acquiring Fund. In this regard, we note that, pursuant to Section 5 of Article IV of the Trust's Amended and Restated Declaration of Trust, the Trustees have the power to cause each shareholder, or each shareholder of any particular Series or Class, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement and any amendments thereto unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/Dechert LLP
Dechert LLP